Exhibit 99.1

Consolidated Balance Sheets

Yellow Corporation and Subsidiaries December 31, 2002 and 2001

(in thousands except per share data)	2002	2001
Assets
Current Assets:
Cash and cash equivalents	$28,714	$19,214
Accounts receivable, less allowances of $15,731 and $7,695	327,913	124,880
Prepaid expenses and other	68,726	75,858
Current assets of discontinued operations	—	92,458

Total current assets	425,353	312,410

Property and equipment, net of accumulated depreciation of $1,114,120 and $1,096,766	564,976	559,532
Goodwill and other assets	52,656	15,345
Noncurrent assets of discontinued operations	—	398,490

Total assets	$1,042,985	$1,285,777

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$114,989	$97,528
Wages, vacations, and employees’ benefits	159,998	103,990
Other current and accrued liabilities	101,111	96,740
ABS borrowings	50,000	—
Current maturities of long-term debt	24,261	6,281
Current liabilities of discontinued operations	—	64,669

Total current liabilities	450,359	369,208

Long-term debt, less current portion	50,024	213,745
Claims and other liabilities	182,644	144,194
Noncurrent liabilities of discontinued operations	—	67,641
Commitments and contingencies

Shareholders’ Equity:
Common stock, $1 par value per share-authorized 120,000 shares, issued 31,825 and 31,028 shares	31,825	31,028
Capital surplus	80,610	41,689
Retained earnings	325,474	537,496
Accumulated other comprehensive loss	(35,596)	(6,252)
Unamortized restricted stock awards	(1,053)	—
Treasury stock, at cost (2,244 and 6,163 shares)	(41,302)	(112,972)

Total shareholders’ equity	359,958	490,989

Total liabilities and shareholders’ equity	$1,042,985	$1,285,777

The notes to consolidated financial statements are an integral part of these statements.

Statements of Consolidated Operations

Yellow Corporation and Subsidiaries for the years ended December 31

(in thousands except per share data)	2002	2001	2000
Operating Revenue	$2,624,148	$2,505,070	$2,799,131

Operating Expenses:
Salaries, wages and employees’ benefits	1,717,382	1,638,662	1,767,926
Operating expenses and supplies	385,522	398,054	431,336
Operating taxes and licenses	75,737	75,637	81,259
Claims and insurance	57,197	56,999	61,535
Depreciation and amortization	79,334	76,977	78,587
Purchased transportation	253,677	215,131	266,113
(Gains) losses on property disposals, net	425	(186)	(14,372)
Spin-off and reorganization charges	8,010	5,601	—

Total operating expenses	2,577,284	2,466,875	2,672,384

Operating Income	46,864	38,195	126,747

Nonoperating (Income) Expenses:
Interest expense	7,211	8,437	10,131
ABS facility charges	2,576	7,996	10,052
Interest income	(843)	(1,198)	(1,003)
Loss on equity method investment	—	5,741	3,329
Other, net	334	(140)	(889)

Nonoperating expenses, net	9,278	20,836	21,620

Income From Continuing Operations Before Income Taxes	37,586	17,359	105,127
Income Tax Provision	13,613	6,770	43,522

Income From Continuing Operations	23,973	10,589	61,605

Income (loss) from discontinued operations, net	(117,875)	4,712	6,413

Net Income (Loss)	$(93,902)	$15,301	$68,018

Average Common Shares Outstanding–Basic	28,004	24,376	24,649

Average Common Shares Outstanding–Diluted	28,371	24,679	24,787

Basic Earnings (Loss) Per Share:
Income from continuing operations	$0.86	$0.44	$2.50
Income (loss) from discontinued operations	(4.21)	0.19	0.26

Net income (loss)	$(3.35)	$0.63	$2.76

Diluted Earnings (Loss) Per Share:
Income from continuing operations	$0.84	$0.43	$2.49
Income (loss) from discontinued operations	(4.15)	0.19	0.25

Net income (loss)	$(3.31)	$0.62	$2.74

The notes to consolidated financial statements are an integral part of these statements.

Statements of Consolidated Cash Flows

Yellow Corporation and Subsidiaries for the years ended December 31

(in thousands)	2002	2001	2000
Operating Activities:
Net income (loss)	$(93,902)	$15,301	$68,018
Noncash items included in net income (loss):
Depreciation and amortization	79,334	76,977	78,587
Loss (income) from discontinued operations	117,875	(4,712)	(6,413)
Loss on equity method investment	—	5,741	3,329
Deferred income tax provision	1,449	16,746	9,606
(Gains) losses from property disposals, net	425	(186)	(14,372)
Changes in assets and liabilities, net:
Accounts receivable	(49,633)	44,041	(7,885)
Accounts receivable securitizations	(91,500)	(35,500)	42,000
Accounts payable	5,928	(13,704)	7,116
Other working capital items	38,468	(97,532)	(14,257)
Claims and other	14,386	(3,742)	(11,107)
Other	2,978	8,759	(3,030)
Net change in operating activities of discontinued operations	17,250	76,106	74,157

Net cash from operating activities	43,058	88,295	225,749

Investing Activities:
Acquisition of property and equipment	(86,337)	(88,022)	(100,577)
Proceeds from disposal of property and equipment	3,507	6,587	29,888
Acquisition of companies	(18,042)	(14,300)	—
Other	—	(5,830)	(5,114)
Net capital expenditures of discontinued operations	(24,372)	(19,619)	(59,034)

Net cash used in investing activities	(125,244)	(121,184)	(134,837)

Financing Activities:
Unsecured bank credit lines, net	(85,000)	25,000	(40,000)
Repayment of long-term debt	(44,600)	(10,412)	(31,045)
Dividend from subsidiary upon spin-off	113,790	—	—
Proceeds from exercise of stock options	13,704	16,638	6,984
Treasury stock purchases	—	—	(24,997)
Proceeds from issuance of common stock	93,792	—	—

Net cash provided by (used in) financing activities	91,686	31,226	(89,058)

Net Increase (Decrease) In Cash and Cash Equivalents	9,500	(1,663)	1,854
Cash and Cash Equivalents, Beginning Of Year	19,214	20,877	19,023

Cash and Cash Equivalents, End Of Year	$28,714	$19,214	$20,877

The notes to consolidated financial statements are an integral part of these statements.

Statements of Consolidated Shareholders’ Equity

Yellow Corporation and Subsidiaries for the years ended December 31

(in thousands)	2002	2001	2000
Common Stock
Beginning balance	$31,028	$29,959	$29,437
Exercise of stock options	737	1,063	516
Other	60	6	6

Ending Balance	31,825	31,028	29,959

Capital Surplus
Beginning balance	41,689	23,304	16,063
Exercise of stock options, including tax benefits	15,296	18,286	7,130
Equity offering and other	23,625	99	111

Ending balance	80,610	41,689	23,304

Retained Earnings
Beginning balance	537,496	522,195	454,177
Stock dividend to SCST shareholders	(118,120)	—	—
Net income (loss)	(93,902)	15,301	68,018

Ending balance	325,474	537,496	522,195

Accumulated Other Comprehensive Loss
Beginning balance	(6,252)	(2,710)	(2,322)
Change in minimum pension liability adjustment	(30,848)	—	—
Changes in foreign currency translation adjustments	73	(616)	(388)
Changes in the fair value of interest rate swaps	1,431	(2,926)	—

Ending balance	(35,596)	(6,252)	(2,710)

Unamortized Restricted Stock Awards
Beginning balance	—	—	—
Issuance of restricted stock awards	(1,458)	—	—
Amortization of restricted stock awards	405	—	—

Ending balance	(1,053)	—	—

Treasury Stock, At Cost
Beginning balance	(112,972)	(112,972)	(87,975)
Treasury stock purchases	—	—	(24,997)
Equity offering—reissuance of treasury stock	71,670	—	—

Ending balance	(41,302)	(112,972)	(112,972)

Total Shareholders’ Equity	$359,958	$490,989	$459,776

The notes to consolidated financial statements are an integral part of these statements.

Statements of Comprehensive Income

Yellow Corporation and Subsidiaries for the years ended December 31

(in thousands)	2002	2001	2000
Net income (loss)	$(93,902)	$15,301	$68,018
Other comprehensive income (loss), net of tax:
Change in minimum pension liability adjustment	(30,848)	—	—
Changes in foreign currency translation adjustments	73	(616)	(388)
Changes in the fair value of interest rate swaps	1,431	(2,926)	—

Comprehensive income (loss)	$(123,246)	$11,759	$67,630

The notes to consolidated financial statements are an integral part of these statements.

Notes to Consolidated Financial Statements

Yellow Corporation and Subsidiaries

Description of Business

Yellow Corporation (also referred to as “Yellow” or “the company”) is a holding company that through wholly owned operating subsidiaries offers its customers a wide range of asset and non-asset-based transportation services integrated by technology. Yellow Transportation, Inc. (Yellow Transportation) offers a full range of regional, national, and international services for the movement of industrial, commercial and retail goods. Meridian IQ, LLC (Meridian IQ) is a non-asset global transportation management company that plans and coordinates the movement of goods worldwide to provide customers a single source for transportation management solutions. Yellow Technologies, Inc. provides innovative technology solutions and services exclusively for Yellow Corporation companies.

On September 30, 2002, the company completed the 100 percent distribution (the spin-off) of all of its shares of SCS Transportation, Inc. (SCST) to Yellow shareholders of record on September 3, 2002. SCST provides regional overnight and second-day less-than-truckload (LTL) and selected truckload (TL) transportation services through two subsidiaries, Saia Motor Freight Line, Inc. (Saia) and Jevic Transportation, Inc. (Jevic). Shares were distributed on the basis of one share of SCST common stock for every two shares of Yellow common stock. As a result of the spin-off, the company’s financial statements have been reclassified to reflect SCST as discontinued operations for all periods presented.

Notes to Consolidated Financial Statements

Yellow Corporation and Subsidiaries

Principles of Consolidation and Summary of Accounting Policies

The accompanying consolidated financial statements include the accounts of Yellow Corporation and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Management makes estimates and assumptions that affect the amounts reported in the financial statements and footnotes. Actual results could differ from those estimates.

Accounting policies refer to specific accounting principles and the methods of applying those principles to fairly present the company’s financial position and results of operations in accordance with generally accepted accounting principles. The policies discussed below include those that management has determined to be the most appropriate in preparing the company’s financial statements and are not discussed in a separate footnote.

Cash and Cash Equivalents

Cash and cash equivalents include demand deposits and highly liquid investments purchased with maturities of three months or less.

Concentration of Credit Risks

The company sells services and extends credit based on an evaluation of the customer’s financial condition, without requiring collateral. Exposure to losses on receivables is principally dependent on each customer’s financial condition. The company monitors its exposure for credit losses and maintains allowances for anticipated losses.

Revenue Recognition

For shipments in transit, Yellow Transportation records revenue based on the percentage of service completed as of the period end and accrues delivery costs as incurred. Meridian IQ recognizes revenue upon the completion of services. In certain logistics transactions where Meridian IQ acts as an agent, revenue is recorded on a net basis. Net revenue represents revenue charged to customers less third party transportation costs. Where Meridian IQ acts as principal, it records revenue from these transactions on a gross basis, without deducting transportation costs. Management believes these policies most accurately reflect revenue as earned.

Financial Instruments

The carrying value of cash and cash equivalents, accounts receivable, accounts payable and short-term borrowings approximates their fair value due to the short-term nature of these instruments.

Effective January 1, 2001, the company adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (Statement No. 133). As a result of the adoption of Statement No. 133, the company recognizes all derivative financial instruments as either assets or liabilities at their fair value.

Notes to Consolidated Financial Statements

Yellow Corporation and Subsidiaries

In December 2000, the company entered into a three-year interest rate swap agreement (the swap) to hedge a portion of its variable rate debt. Pursuant to the agreement, the company pays a fixed rate of 6.06 percent and receives a variable three-month London interbank offer rate (LIBOR) on a notional amount of $50 million. The company has designated this interest rate contract as a hedge of the company’s exposure to a portion of its variable-rate, asset backed securitization (ABS) financing. At December 31, 2002, approximately 40 percent of the company’s debt was variable rate with the swap hedged against the entire variable amount. The company recorded a $22 thousand gain in 2002 and a $34 thousand loss in 2001 in other net nonoperating expense representing the ineffectiveness of the correlation between the hedge and the ABS financing rate. At December 31, 2002 and 2001, accumulated other comprehensive loss included a $1.5 million and $2.9 million, respectively, unrealized loss on the interest rate contract. The company recognizes the differential paid under the contract designated as a hedge as adjustments to interest expense. These adjustments approximated $2.1 million in 2002 and $0.8 million in 2001 in additional interest expense.

Property (Gains)/Losses and Spin-off and Reorganization Charges

The following were included in income from continuing operations for the years ended December 31:

(in thousands)	2002	2001	2000
Property (gains) / losses	$425	$(186)	$(14,372)
Spin-off charges	6,940	—	—
Reorganization costs	1,026	4,901	—
Other	44	700	—

Total	$8,435	$5,415	$(14,372)

Spin-off charges included bank fees and external legal and accounting services. Reorganization costs were primarily associated with the reorganization of Yellow Transportation and Transportation.com. These charges included employee separation costs and lease termination and rent costs. The net property gains in 2000 primarily consisted of a $20.7 million pretax gain on the sale of real estate property in New York and a $6.5 million pretax loss on obsolete computer aided dispatch technology, both at Yellow Transportation.

Notes to Consolidated Financial Statements

Yellow Corporation and Subsidiaries

Claims and Insurance Accruals

Claims and insurance accruals, both current and long-term, reflect the estimated cost of claims for workers’ compensation, cargo loss and damage, and bodily injury and property damage that insurance does not cover. The company includes these costs in claims and insurance expense except for workers’ compensation, which the company includes in salaries, wages, and employees’ benefits.

The company bases reserves for workers’ compensation primarily upon actuarial analyses prepared by independent actuaries. These reserves are discounted to present value using a risk-free rate at the date of occurrence. The risk-free rate is the U.S. Treasury rate for maturities that match the expected payout of workers’ compensation liabilities. The process of determining reserve requirements utilizes historical trends and involves an evaluation of accident frequency and severity, claims management, and changes in health care costs, but not certain future administrative costs. The effect of future inflation for costs is implicitly considered in the actuarial analyses. Adjustments to previously established reserves are included in operating results. At December 31, 2002 and 2001, estimated future payments for workers’ compensation claims aggregated $98.6 million and $93.9 million, respectively. The present value of these estimated future payments was $80.5 million at December 31, 2002 and $75.4 million at December 31, 2001.

Stock-Based Compensation

The company has various stock-based employee compensation plans, which are described more fully in the Stock Compensation Plans note. The company accounts for those plans under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). The company does not reflect compensation cost in net income, as all options that the company granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

Option Value Information

The pro forma calculations in the table below were estimated using the Black-Scholes option pricing model with the following weighted average assumptions.

Dividend yield	—%	—%	—%
Expected volatility	39.0%	36.8%	36.2%
Risk-free interest rate	2.6%	4.2%	5.9%
Expected option life (years)	3	3	3
Fair value per option	$7.81	$6.04	$4.85

Notes to Consolidated Financial Statements

Yellow Corporation and Subsidiaries

Pro Forma Information

The following table illustrates the effect on income from continuing operations, net income and earnings per share if the company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (Statement No. 123).

(in thousands except per share data)	2002	2001	2000
Net income (loss) – as reported	$(93,902)	$15,301	$68,018
Less: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(1,364)	(2,141)	(1,741)

Pro forma net income (loss)	$(95,266)	$13,160	$66,277

Basic earnings (loss) per share:
Income from continuing operations – as reported	$0.86	$0.44	$2.50
Income from continuing operations – pro forma	0.81	0.35	2.43
Net income (loss) – as reported	(3.35)	0.63	2.76
Net income (loss) – pro forma	(3.40)	0.54	2.69

Diluted earnings (loss) per share:
Income from continuing operations – as reported	$0.84	$0.43	$2.49
Income from continuing operations – pro forma	0.79	0.34	2.42
Net income (loss) – as reported	(3.31)	0.62	2.74
Net income (loss) – pro forma	(3.36)	0.53	2.67

Impairment of Long-Lived Assets

If facts and circumstances indicate that the carrying value of identifiable intangibles and long-lived assets may be impaired, the company would perform an evaluation of recoverability. If an evaluation were required, the company would compare the estimated future undiscounted cash flows associated with the asset to the asset’s carrying amount to determine if a write-down is required.

Reclassifications

The company has made certain reclassifications to the prior year consolidated financial statements to conform to the current presentation.

Notes to Consolidated Financial Statements

Yellow Corporation and Subsidiaries

Preferred Stock

The Certificate of Incorporation authorizes the Board of Directors, at its discretion, to issue up to 750,000 shares of Series A $10 preferred stock with a $1 par value per share, and 4,250,000 shares of preferred stock with a $1 par value per share. As of December 31, 2002, none of these shares have been issued.

Supplemental Cash Flow Information

The company provides the following supplemental cash flow information for the years ended December 31:

(in thousands)	2002	2001	2000
Income taxes paid, net	$8,272	$5,268	$47,813
Interest paid	$11,518	$16,628	$19,761

Supplemental cash flow information includes cash paid on behalf of SCST until the spin-off date.

Discontinued Operations

As required under Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the company evaluated the carrying value of SCST against the fair value, as determined by the market capitalization of SCST at the spin-off date. The following table presents the net assets (carrying value) of SCST at the spin-off date compared to the fair value as determined by the market capitalization:

(in thousands)	September 30, 2002
Cash	$2,383
Accounts receivable	99,233
Other current assets	18,158
Net property, plant and equipment and other assets	314,610
Accounts payable and accrued expenses	(64,275)
Long-term debt	(130,000)
Other liabilities	(69,342)

Total net assets (carrying value)	$170,767
Fair value at spin-off	(118,120)

Non-cash loss on disposal of SCST	$(52,647)

Notes to Consolidated Financial Statements

Yellow Corporation and Subsidiaries

Summarized results of operations related to SCST (as reported in discontinued operations) are as follows for the nine months ended September 30, 2002 and the years ended December 31, 2001 and 2000:

(in thousands except per share data)	2002	2001	2000
Operating revenue	$581,181	$771,581	$789,009
Operating expenses	559,751	752,423	763,227

Operating income	21,430	19,158	25,782
Nonoperating expenses, net	4,735	7,992	9,221

Income before income taxes	16,695	11,166	16,561
Provision for income taxes	6,748	6,454	8,864

Income from continuing operations	9,947	4,712	7,697
Loss on disposal of SCST	(52,647)	—	—
Cumulative effect of change in accounting for goodwill	(75,175)	—	—

Income (loss) from discontinued operations	$(117,875)	$4,712	$7,697

Discontinued operations basic earnings (loss) per share:
Income from continuing operations	$0.35	$0.19	$0.31
Loss on disposal of SCST	(1.88)	—	—
Cumulative effect of change in accounting for goodwill	(2.68)	—	—

Income (loss) from discontinued operations	$(4.21)	$0.19	$0.31

Discontinued operations diluted earnings (loss) per share:
Income from continuing operations	$0.35	$0.19	$0.31
Loss on disposal of SCST	(1.85)	—	—
Cumulative effect of change in accounting for goodwill	(2.65)	—	—

Income (loss) from discontinued operations	$(4.15)	$0.19	$0.31

The company did not charge to discontinued operations the management fees and other corporate services that it previously allocated to SCST, as the company continues to incur a majority of the expense. The company allocated interest expense to discontinued operations based on the overall

Notes to Consolidated Financial Statements

Yellow Corporation and Subsidiaries

effective borrowing rate of Yellow applied to the debt reduction realized by Yellow from the spin-off. Interest expense included in discontinued operations was $4.6 million for the nine months ended September 30, 2002, and $8.0 million and $9.4 million for the years ended December 31, 2001 and 2000, respectively. Goodwill amortization expense included in discontinued operations was zero for 2002, and $3.0 million and $2.6 million for 2001 and 2000, respectively.

In July 1999, Preston Trucking Company (a former segment of the company sold in 1998) ceased operations and commenced a liquidation of its assets under federal bankruptcy regulations. The company recorded a charge to discontinued operations of $1.3 million net of tax benefit of $0.7 million in 2000 to settle pending liabilities associated with the bankruptcy. Income from discontinued operations, as shown on the Statements of Consolidated Operations, in 2000 consists of $7.7 million in income related to SCST and $1.3 million in losses related to Preston Trucking Company. Yellow does not anticipate any material change in the loss from disposition of the discontinued operations.

Prepaid Expenses and Other

Items classified as prepaid expenses and other consisted of the following at December 31:

(in thousands)	2002	2001
Fuel and operating supplies	$11,039	$12,341
Prefunded benefit contribution	40,005	40,015
Other prepaid expenses	17,682	23,502

Prepaid expenses and other	$68,726	$75,858

Goodwill and Other Assets

Items classified as goodwill and other assets consisted of the following at December 31:

(in thousands)	2002	2001
Goodwill	$20,491	$10,600
Intangibles	7,696	495
Other assets	24,469	4,250

Goodwill and other assets	$52,656	$15,345

Additional information on goodwill can be found in the Goodwill and Intangibles footnote.

Notes to Consolidated Financial Statements

Yellow Corporation and Subsidiaries

Property and Equipment

Property and equipment consisted of the following at December 31:

(in thousands)	2002	2001
Land	$93,783	$92,878
Structures	516,006	516,070
Revenue equipment	825,606	801,652
Technology equipment and software	141,723	138,765
Other	101,978	106,933

	$1,679,096	$1,656,298
Less - Accumulated depreciation	(1,114,120)	(1,096,766)

Net property and equipment	$564,976	$559,532

For the years ended December 31, 2002, 2001, and 2000, depreciation expense was $78.9 million, $76.9 million, and $78.6 million, respectively.

Yellow carries property and equipment at cost less accumulated depreciation. Yellow computes depreciation using the straight-line method based on the following service lives:

Years
Structures	10 – 40
Revenue equipment	3 – 14
Technology equipment and software	3 – 5
Other	3 – 15

The company charges maintenance and repairs to expense as incurred. The company capitalizes replacements and improvements when these costs extend the useful life of the asset.

The company’s investment in technology equipment and software consists primarily of advanced customer service and freight management equipment and related software. Yellow capitalizes certain costs associated with developing or obtaining internal-use software. Capitalizable costs include external direct costs of materials and services utilized in developing or obtaining the software, payroll, and payroll-related costs for employees directly associated with the project. For the years ended December 31, 2002, 2001, and 2000, the company capitalized $1.3 million, $2.2 million, and $3.2 million, respectively, which were primarily payroll and payroll-related costs.

Notes to Consolidated Financial Statements

Yellow Corporation and Subsidiaries

Accounts Payable

Items classified as accounts payable consisted of the following at December 31:

(in thousands)	2002	2001
Checks outstanding in excess of bank balances	$63,685	$51,104
Accounts payable	51,304	46,424

Accounts payable	$114,989	$97,528

Other Current and Accrued Liabilities

Items classified as other current and accrued liabilities consisted of the following at December 31:

(in thousands)	2002	2001
Accrued income taxes	$8,179	$—
Deferred income taxes, net	16,751	23,346
Claims and insurance accruals	44,045	46,347
Other current and accrued liabilities	32,136	27,047

Other current and accrued liabilities	$101,111	$96,740

Claims and Other Liabilities

Items classified as claims and other liabilities consisted of the following at December 31:

(in thousands)	2002	2001
Deferred income taxes, net	$25,657	$33,868
Pension liability	71,151	34,237
Claims and other liabilities	85,836	76,089

Claims and other liabilities	$182,644	$144,194

Notes to Consolidated Financial Statements

Yellow Corporation and Subsidiaries

Debt and Financing

At December 31, debt consisted of the following:

(in thousands)	2002	2001
Unsecured credit agreement	$—	$85,000
ABS borrowings	50,000	—	(1)
Unsecured medium-term notes	55,250	77,250
Industrial development bonds	18,900	18,900
SCST debt	—	38,834
Capital leases and other	135	42

Total debt	$124,285	$220,026
ABS borrowings	50,000	—	(1)
Current maturities	24,261	6,281

Long-term debt	$50,024	$213,745

(1)	Prior to the December 31, 2002 amendment of the ABS agreement, ABS borrowings were not reflected on the balance sheets of the company. At December 31, 2001, $141.5 million was outstanding under the ABS facility.

Variable-Rate Debt

The company has a $300 million unsecured credit agreement with a group of banks, which expires April 2004. Yellow may use the agreement for additional short-term borrowings and for the issuance of standby letters of credit. Interest on borrowings is based on LIBOR, which was 1.38 percent and 2.44 percent at December 31, 2002 and 2001, respectively. The company pays a fixed increment over these rates. Under the terms of the agreement, among other restrictions, the company must maintain a minimum consolidated net worth and total debt must be no greater than a specified ratio of earnings before interest, income taxes, depreciation and amortization, and rents, as defined. At December 31, 2002 and 2001, the company was in compliance with all terms of this credit agreement. The following table provides the components of the available unused capacity under the bank credit agreement at December 31:

(in thousands)	2002	2001
Total capacity	$300,000	$300,000
Outstanding borrowings	—	(85,000)
Letters of credit	(146,200)	(89,900)

Available unused capacity	$153,800	$125,100

Notes to Consolidated Financial Statements

Yellow Corporation and Subsidiaries

The company also maintains an ABS agreement that allows it to transfer an ongoing pool of receivables to a conduit administered by an independent financial institution (the conduit). Under the terms of the agreement, the company may transfer Yellow Transportation trade receivables to a special purpose entity, Yellow Receivables Corporation (YRC). YRC is a wholly owned consolidated subsidiary of Yellow Transportation designed to isolate the receivables for bankruptcy purposes. The conduit must purchase from YRC an undivided ownership interest in those receivables. The percentage ownership interest in receivables purchased by the conduit may increase or decrease over time, depending on the characteristics of the receivables, including delinquency rates and debtor concentrations.

The company services the receivables transferred to YRC and receives a servicing fee, which company management has determined approximates market compensation for these services. The conduit pays YRC the face amount of the undivided interest at the time of purchase. On a periodic basis, this sales price is adjusted, resulting in payments by YRC to the conduit of an amount that varies based on the interest rate on certain of the conduit’s liabilities and the length of time the sold receivables remain outstanding.

Prior to December 31, 2002, financing obtained under the ABS facility was treated as a sale of assets and the sold receivables and related obligations were not reflected on the Consolidated Balance Sheets. The right to repurchase receivable interests was limited to instances when ABS obligations were below $10 million. As of December 31, 2002, the ABS agreement was amended to provide YRC the right to repurchase, at any time, 100 percent of the receivable interests held by the conduit. Due to the amendment, the receivables transferred and the related borrowings are reflected on the Consolidated Balance Sheet as of December 31, 2002. The amendment does not alter the costs associated with operating the ABS facility.

The ABS facility provides additional liquidity and lower borrowing costs through access to the asset backed commercial paper market. By using the ABS facility, the company obtains a variable rate based on the A1 commercial paper rate plus a fixed increment for utilization and administration fees. A1 rated commercial paper comprises more than 90 percent of the commercial paper market, significantly increasing the liquidity. Yellow averaged a rate of 2.3 percent on the ABS facility in 2002.

The ABS facility involves receivables of Yellow Transportation only and has a limit of $200 million. Under the terms of the agreement, Yellow Transportation retains the associated collection risks. Although the facility has no stated maturity, the company has an underlying letter of credit with the administering financial institution that has a 364-day maturity.

Notes to Consolidated Financial Statements

Yellow Corporation and Subsidiaries

The table below provides the borrowing and repayment activity, as well as the resulting balances, for the years ending December 31 of each period presented:

(in thousands)	2002	2001
ABS obligations outstanding at January 1	$141,500	$177,000
Transfer of receivables to conduit (borrowings)	421,500	152,000
Redemptions from conduit (repayments)	(513,000)	(187,500)

ABS obligations outstanding at December 31	$50,000	$141,500

The company’s loss on the sale of receivables under the ABS facility to the conduit was $2.6 million in 2002, $8.0 million in 2001, and $10.1 million in 2000. These charges are reflected as ABS facility charges on the Statements of Consolidated Operations.

Fixed-Rate Debt

Medium-term notes have scheduled maturities through 2008 with fixed interest rates ranging from 6.0 percent to 7.8 percent.

The company has loan guarantees, mortgages, and lease contracts in connection with the issuance of industrial development bonds (IDBs) used to acquire, construct or expand terminal facilities. Rates on these bonds range from 5.0 percent to 6.1 percent, with principal payments due through 2010.

The principal maturities of long-term debt, including current maturities, for the next five years and thereafter are as follows:

(in thousands)	Medium-Term Notes	IDBs	Other	Total
2003	$19,250	$5,000	$11	$24,261
2004	16,000	—	124	16,124
2005	12,000	4,400	—	16,400
2006	7,000	—	—	7,000
2007	—	—	—	—
Thereafter	1,000	9,500	—	10,500

Total	$55,250	$18,900	$135	$74,285

Notes to Consolidated Financial Statements

Yellow Corporation and Subsidiaries

Based on the borrowing rates currently available to the company for debt with similar terms and remaining maturities, the fair value of fixed-rate debt at December 31, 2002 and 2001, was approximately $81.5 million and $114.2 million, respectively. The carrying amount of such fixed-rate debt at December 31, 2002 and 2001 was $74.3 million and $108.8 million, respectively.

Other Debt

SCST debt at December 31, 2001 consisted of subordinated debentures of $16.3 million, fixed and variable-rate mortgages of $11.6 million and $5.0 million, respectively, and variable-rate term notes of $5.9 million. SCST assumed the subordinated debentures of $16.3 million and the remaining debt was paid off as part of the spin-off.

Employee Benefits

Retirement Plans

Yellow Corporation and Yellow Transportation provide defined benefit pension plans for employees not covered by collective bargaining agreements (approximately 4,000 employees). Meridian IQ does not offer a defined benefit pension plan and instead offers retirement benefits through a contributory 401(k) savings plan, as discussed later in this section. Pension plan benefits are based on years of service and the employees’ final average earnings. The company’s funding policy is to contribute the minimum required tax-deductible contribution for the year while taking into consideration any variable Pension Benefit Guarantee Corporation premium. In 2000, the pension plan was amended to provide for the payment of unreduced benefits, at early retirement, for a participant whose combination of age and vested service equals 85 years or greater. Approximately 35 percent of the plans’ assets are invested in fixed income securities, 50 percent in U.S. equities, and 15 percent in international equities. Neither the company nor its subsidiaries sponsor a postretirement health care benefit plan.

Notes to Consolidated Financial Statements

Yellow Corporation and Subsidiaries

The following table sets forth the plans’ funded status:

(in thousands)	2002	2001
Change in benefit obligation:
Benefit obligation at beginning of year	$356,035	$309,029
Service cost	15,772	14,496
Interest cost	25,595	23,427
Plan amendment	907	1,660
Actuarial loss	30,906	19,167
Benefits paid	(11,512)	(11,744)

Benefit obligation at end of year	$417,703	$356,035

Change in plan assets:
Fair value of plan assets at beginning of year	$274,602	$269,765
Actual return on plan assets	(26,381)	(12,864)
Employer contributions	12,012	29,445
Benefits paid	(11,512)	(11,744)

Fair value of plan assets at end of year	$248,721	$274,602

Funded status	$(168,982)	$(81,433)
Unrecognized transition asset	(1,344)	(2,235)
Unrecognized prior service cost	13,579	13,985
Unrecognized net actuarial loss	121,850	38,444

Accrued benefit cost	$(34,897)	$(31,239)

Amounts recognized in the Consolidated Balance Sheets at December 31 are as follows:

(in thousands)	2002	2001
Accrued pension liability, net	$(34,897)	$(31,239)
Minimum pension liability	(61,629)	—
Intangible asset	13,579	—
Accumulated other comprehensive loss (pretax)	48,050	—

Accrued benefit cost	$(34,897)	$(31,239)

Notes to Consolidated Financial Statements

Yellow Corporation and Subsidiaries

The following table provides the components of net pension cost:

(in thousands)	2002	2001	2000
Net pension cost:
Service cost	$15,772	$14,496	$11,326
Interest cost	25,595	23,427	21,733
Expected return on plan assets	(25,139)	(21,010)	(20,742)
Amortization of unrecognized net transition assets	(2,380)	(2,384)	(2,388)
Amortization of prior service costs	1,438	1,304	1,113

Net pension cost	$15,286	$15,833	$11,042

Weighted average assumptions at December 31:
Discount rate	6.75%	7.25%	7.50%
Rate of increase in compensation levels	4.50%	4.50%	4.50%
Expected rate of return on assets	9.00%	9.00%	9.00%

Increases in the company’s pension benefit obligations combined with market losses in 2002 and 2001 have negatively impacted the funded status of the pension plans, resulting in additional funding and expense over the next several years. Due to these same factors, the company recorded an adjustment in 2002 to shareholders’ equity of $30.8 million, net of tax of $17.2 million, to reflect the minimum liability associated with the plans.

Multi-Employer Plans

Yellow Transportation contributes to multi-employer health, welfare and pension plans for employees covered by collective bargaining agreements (approximately 80 percent of total employees). The amounts of these contributions are determined by contract and established in the agreements. The health and welfare plans provide health care and disability benefits to active employees and retirees. The pension plans provide defined benefits to retired participants. The company contributed and charged to expense the following amounts to these plans:

(in thousands)	2002	2001	2000
Health and welfare	$156,081	$150,012	$154,730
Pension	159,018	157,148	167,772

Total	$315,099	$307,160	$322,502

Notes to Consolidated Financial Statements

Yellow Corporation and Subsidiaries

Under current legislation regarding multi-employer pension plans, a termination, withdrawal or partial withdrawal from any multi-employer plan that is in an under-funded status would render the company liable for a proportionate share of such multi-employer plans’ unfunded vested liabilities. This potential unfunded pension liability also applies to the company’s unionized competitors who contribute to multi-employer plans. Based on the limited information available from plan administrators, which the company cannot independently validate, the company believes that its portion of the contingent liability in the case of a full withdrawal or termination would be material to its financial position and results of operations. Yellow Transportation has no current intention of taking any action that would subject the company to obligations under the legislation.

Yellow Transportation has collective bargaining agreements with its unions that stipulate the amount of contributions Yellow Transportation makes to multi-employer pension plans. The Internal Revenue Code and Internal Revenue Service regulations also establish minimum funding requirements for multi-employer pension plans and a process to address the plans’ funding if it fails to meet those requirements.

401(k) Savings Plans

The company and its operating subsidiaries each sponsor defined contribution plans, primarily for employees not covered by collective bargaining agreements. The plans principally consist of contributory 401(k) savings plans and noncontributory profit sharing plans. Plans provided by Yellow Corporation and Yellow Transportation consist of both a fixed matching percentage and a discretionary amount. The nondiscretionary company match for these plans equals 25 percent of the first six percent of an eligible employee’s contributions. Discretionary contributions for both the 401(k) savings plan and profit sharing plans are determined annually by the Board of Directors. The 401(k) savings plan offered by Meridian IQ provides a fixed matching percentage of 75 percent of the first six percent of an eligible employee’s contributions with no option for discretionary contributions. Contributions for each of the three years in the period ended December 31, 2002, were not material to the operations of the company.

The company’s employees covered under collective bargaining agreements can also participate in a contributory 401(k) plan. There are no employer contributions to the plan.

Performance Incentive Awards

The company and its operating subsidiaries each provide annual performance incentive awards to nonunion employees, which are based primarily on actual operating results achieved compared to targeted operating results. Income from continuing operations in 2002, 2001, and 2000 includes performance incentive expense for nonunion employees of $15.6 million, $2.9 million, and $38.7 million, respectively. Yellow pays performance incentive awards for a year primarily in the first quarter of the following year.

Notes to Consolidated Financial Statements

Yellow Corporation and Subsidiaries

Executive Performance Plan

The company implemented a long-term incentive plan in 2002. This plan replaced the use of stock options as the exclusive vehicle for delivering long-term incentive compensation potential to the company’s executive officers. Awards under the plan can be made in cash and performance share units at the discretion of the Board of Directors and are expected to vest over three years from the date of grant. The plan utilizes a phased implementation schedule that allows for one-third of the typical award in the first year of implementation, two-thirds in the second year, and the full award in the third year. In 2002, award amounts were based primarily on the company’s return on committed capital compared to the Standard and Poor’s Small Cap 600. Income from continuing operations in 2002 includes performance incentive accruals for executives of $2.0 million.

Stock Compensation Plans

The company has reserved 4.8 million shares of its common stock for issuance to key management personnel of the company and its operating subsidiaries under five stock option plans. The plans generally permit grants of nonqualified stock options and grants of stock options coupled with a grant of stock appreciation rights (SARs). In addition, the company has reserved 200,000 shares of its common stock for issuance to its Board of Directors. Under the plans, the exercise price of each option equals the closing market price of the company’s common stock on the date of grant. The options vest ratably, generally over a period of four years, and expire ten years from the date of the grant. The 1992 plan also permits the issuance of restricted stock. In 2002, Yellow issued 56,300 shares of restricted stock from the 1992 plan at $25.90 per share that clif vest over three years.

The company implemented a new stock option plan in 2002 which reserves 1.0 million of the 4.8 million shares discussed above. This plan permits the issuance of restricted stock and restricted stock units, as well as options, SARs, and performance stock and performance stock unit awards. The maximum cumulative number of shares that can be awarded in any form other than options or SARs is 200,000 shares. Yellow did not issue any restricted stock or SARs from this plan during 2002.

The outstanding stock options of Yellow were adjusted to reflect the impact of the spin-off. For employees who continued employment with Yellow, the option remained an option for Yellow common stock with the number of shares covered by the option and related exercise price adjusted to preserve the intrinsic value. For employees who worked for SCST after the spin-off, the Yellow options were cancelled and SCST issued options to purchase SCST common stock with the number of shares of SCST common stock and exercise price set to preserve the intrinsic value.

As of December 31, 2002, 2001, and 2000, options on approximately 736,000 shares, 1,054,000 shares, and 1,421,000 shares, respectively, were exercisable at weighted average exercise prices of $17.77 per share, $20.62 per share, and $18.12 per share, respectively. The weighted average

Notes to Consolidated Financial Statements

Yellow Corporation and Subsidiaries

remaining contract life on outstanding options at December 31, 2002, 2001, and 2000 was 7.4 years, 7.3 years, and 7.9 years, respectively. A summary of activity in the company’s stock option plans is presented in the following table.

	Shares (in thousands)	Exercise Price
		Weighted Average	Range
Outstanding at December 31, 1999	3,134	$17.44	$11.50 - 27.00
Granted	1,170	16.63	14.56 - 18.75
Exercised	(517)	13.54	11.50 - 18.13
Forfeited / expired	(412)	19.13	11.50 - 27.00

Outstanding at December 31, 2000	3,375	$17.55	$11.50 - 27.00
Granted	42	20.30	18.25 - 21.87
Exercised	(1,063)	15.64	11.50 - 24.05
Forfeited / expired	(83)	18.57	12.25 - 24.05

Outstanding at December 31, 2001	2,271	$18.46	$11.50 - 27.00
Granted	900	26.81	22.42 - 29.67
Exercised	(737)	17.76	10.56 - 24.79
SCST spin-off adjustment	(352)	—	—
Forfeited / expired	(86)	17.83	10.56 - 24.05

Outstanding at December 31, 2002	1,996	$21.27	$10.56 - 29.67

The following table summarizes information about stock options outstanding as of December 31, 2002:

	Options Outstanding			Options Exercisable
Range of exercise prices	Shares (in thousands)	Weighted-Average Remaining Contractual Years	Weighted-Average Exercise Price	Shares (in thousands)	Weighted-Average Exercise Price
$10.56 - 15.61	558	7.1	$14.36	246	$14.30
$15.62 - 22.80	785	5.7	$19.26	480	$19.41
$22.81 - 29.67	653	9.7	$29.58	10	$23.93

As discussed in the Summary of Accounting Policies note, the company applies APB 25 in accounting for stock options. Please refer to that note for pro forma effects had the company applied Statement No. 123.

Notes to Consolidated Financial Statements

Yellow Corporation and Subsidiaries

Goodwill and Intangibles

Goodwill is recognized for the excess of the purchase price over the fair value of tangible and identifiable intangible net assets of businesses acquired. Prior to the adoption on January 1, 2002 of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (Statement No. 142), the company amortized goodwill over the estimated period of benefit on a straight-line basis over periods generally ranging from 20 to 40 years, and the company reviewed goodwill for impairment under the policy for other long-lived assets. Since the adoption of Statement No. 142, the company discontinued amortization of goodwill, and reviews goodwill at least annually for impairment based on a fair value approach.

As a result of the spin-off, the company reports results of operations for SCST, including prior year goodwill amortization, under discontinued operations. Meridian IQ has not amortized goodwill in accordance with provisions of Statement No. 142. Therefore, income from continuing operations does not include goodwill amortization for any period presented.

The net carrying amount of goodwill attributable to each subsidiary with goodwill balances and changes therein follows:

(in thousands)	December 31, 2001	Impairment Adjustment	(Spin-off) / Acquisitions	December 31, 2002
SCST	$89,971	$(75,175)	$(14,796)	$—
Meridian IQ	10,600	—	9,891	20,491

Goodwill	$100,571	$(75,175)	$(4,905)	$20,491

At December 31, 2001, the company had $100.6 million of goodwill, consisting primarily of $75.2 million remaining from the acquisition of Jevic included in the non-current assets of discontinued operations. Based on an estimate of Jevic’s discounted cash flows, the company determined that 100 percent of the Jevic goodwill was impaired due to lower business volumes, compounded by a weak economy and an increasingly competitive business environment. As a result, the company recorded a non-cash charge of $75.2 million in the first quarter 2002, which was reflected as a cumulative effect of a change in accounting principle. Due to the spin-off, the company reclassified the non-cash charge to discontinued operations on the Statement of Consolidated Operations.

In connection with adopting Statement No. 142, the company also reassessed the useful lives and the classification of its identifiable intangible assets and determined that they continue to be appropriate.

Notes to Consolidated Financial Statements

Yellow Corporation and Subsidiaries

The components of amortized intangible assets follow:

	December 31, 2002			December 31, 2001
(in thousands)	Average Life (years)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Customer related	11	$5,622	$355	$317	$34
Marketing related	6	1,550	42	1,963	812
Technology based	5	1,061	140	231	19

Intangible assets		$8,233	$537	$2,511	$865

The gross carrying amount of intangibles at December 31, 2001 included approximately $2 million of SCST assets and the related accumulated amortization of $.8 million. SCST intangibles and accumulated amortization are not reflected in the December 31, 2002 balances. Identifiable intangibles of approximately $7.7 million are reflected in the December 31, 2002 balances as a result of Meridian IQ acquisitions during 2002.

Amortization expense for intangible assets, as reflected in income from continuing operations, was $482 thousand for the year ending December 31, 2002. Estimated amortization expense for the next five years is as follows:

(in thousands)	2003	2004	2005	2006	2007
Estimated amortization expense	$972	$942	$859	$750	$606

Acquisitions

In July 2002, Meridian IQ acquired selected assets, consisting primarily of customer contracts, of Clicklogistics, Inc. (Clicklogistics) for nominal cash consideration. Clicklogistics provides non-asset transportation and logistics management services.

In August 2002, Meridian IQ completed the acquisition of MegaSys, Inc. (MegaSys), a Greenwood, Indiana based provider of non-asset transportation and logistics management services, for approximately $17 million. The acquisition price primarily related to $9.3 million of goodwill and $7.1 million of identifiable intangible assets. As part of the acquisition, Meridian IQ negotiated an earnout arrangement, which provides for Meridian IQ to pay contingent consideration upon MegaSys generating cash flow levels in excess of an established rate of return through December 31, 2005. If reached, the earnout amount could increase the purchase price up to an additional $18 million. The company believes the acquisition supports its plans to grow its non-asset-based business and be a single-source transportation provider.

Notes to Consolidated Financial Statements

Yellow Corporation and Subsidiaries

In September 2001, the company completed its acquisition of the remaining ownership in Transportation.com from its venture capital partners. The cash purchase price of approximately $14.3 million was allocated to goodwill of $10.6 million, tax benefit receivable of $4.0 million and miscellaneous assets and liabilities of $(0.3) million. As of the acquisition date, Transportation.com, as well as the company’s other non-asset-based services, have been consolidated under Meridian IQ. The purchase agreements provide for material contingent payments to be paid to the sellers in the event of a public offering of Meridian IQ on or before August 2006. The company has no current plans for a public offering of Meridian IQ. Prior to the acquisition date, the company accounted for its ownership interest under the equity method of accounting due to substantive participating rights of the minority investors. Losses on the company’s investment of $5.7 million in 2001 and $3.3 million in 2000 were recorded in nonoperating expenses.

Income Taxes

Deferred income taxes are determined based upon the difference between the book and the tax basis of the company’s assets and liabilities. Deferred taxes are recorded at the enacted tax rates expected to be in effect when these differences reverse. Deferred tax liabilities (assets) are comprised of the following at December 31:

(in thousands)	2002	2001
Depreciation	$90,004	$81,521
Prepaids	8,193	9,427
Employee benefits	52,330	48,519
Revenue	22,925	20,241
Other	6,354	9,467

Gross tax liabilities before discontinued operations	$179,806	$169,175
Gross tax liabilities of discontinued operations	—	62,530

Gross tax liabilities	$179,806	$231,705

Claims and insurance	$(54,684)	$(53,341)
Bad debts	(5,514)	(2,812)
Employee benefits	(45,076)	(18,712)
Revenue	(10,882)	(15,398)
Other	(21,242)	(21,698)

Gross tax assets before discontinued operations	$(137,398)	$(111,961)
Gross tax assets of discontinued operations	—	(20,416)

Gross tax assets	$(137,398)	$(132,377)

Net tax liability	$42,408	$99,328

A valuation allowance for deferred tax assets was not required at December 31, 2002 or 2001.

Notes to Consolidated Financial Statements

Yellow Corporation and Subsidiaries

A reconciliation between income taxes at the federal statutory rate and the consolidated effective tax rate from continuing operations follows:

(in thousands)	2002	2001	2000
Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net	(0.8)	(2.0)	4.0
Nondeductible business expenses	4.5	11.3	2.7
Foreign tax credit and rate differential	(2.2)	(2.5)	0.6
Other, net	(0.3)	(2.8)	(0.9)

Effective tax rate	36.2%	39.0%	41.4%

The income tax provision from continuing operations consisted of the following:

(in thousands)	2002	2001	2000
Current:
U.S. federal	$12,697	$(6,853)	$28,511
State	(353)	(3,628)	5,556
Foreign	(180)	505	(151)

Current income tax provision	$12,164	$(9,976)	$33,916

Deferred:
U.S. federal	$584	$14,220	$7,739
State	748	2,937	1,191
Foreign	117	(411)	676

Deferred income tax provision	$1,449	$16,746	$9,606

Income tax provision	$13,613	$6,770	$43,522

Based on the income from continuing operations before income taxes:
Domestic	$37,892	$16,119	$105,472
Foreign	(306)	1,240	(345)

Income from continuing operations before income taxes	$37,586	$17,359	$105,127

Notes to Consolidated Financial Statements

Yellow Corporation and Subsidiaries

Commitments, Contingencies, and Uncertainties

The company incurs rental expenses under noncancelable lease agreements for certain buildings and operating equipment. Rental expense is charged to operating expense and supplies on the Statements of Consolidated Operations. Actual rental expense, as reflected in income from continuing operations, was $34.8 million, $37.0 million, and $35.7 million for the years ended December 31, 2002, 2001, and 2000, respectively.

The company utilizes certain terminals and equipment under operating leases. At December 31, 2002, the company was committed under noncancelable lease agreements requiring minimum annual rentals payable as follows:

(in thousands)	2003	2004	2005	2006	2007	Thereafter
Minimum annual rentals	$26,203	$18,182	$13,373	$4,076	$3,039	$5,624

The company expects in the ordinary course of business that leases will be renewed or replaced as they expire. Projected 2003 net capital expenditures are expected to be $100 to $110 million, of which $32 million was committed at December 31, 2002.

The company’s outstanding letters of credit at December 31, 2002 included $10.6 million for property damage and workers’ compensation claims against SCST. Yellow agreed to maintain the letters of credit outstanding at the spin-off date until SCST obtained replacement letters of credit or third party guarantees. SCST agreed to use its reasonable best efforts to obtain these letters of credit or guarantees, which in many cases would allow Yellow to obtain a release of its letters of credit. SCST agreed to indemnify Yellow for any claims against the letters of credit provided by Yellow. SCST reimburses Yellow for all fees incurred related to the remaining outstanding letters of credit. The company also provides a guarantee of $6.6 million regarding certain lease obligations of SCST.

The company is involved in litigation or proceedings that have arisen in the company’s ordinary business activities. The company insures against these risks to the extent deemed prudent by its management, but no assurance can be given that the nature and amount of such insurance will be sufficient to fully indemnify the company against liabilities arising out of pending and future legal proceedings. Many of these insurance policies contain self-insured retentions in amounts the company deems prudent. Based on its current assessment of information available to the company as of the date of these financial statements, the company believes that its financial statements include adequate provision for estimated costs and losses that may ultimately be incurred with regard to the litigation and proceedings to which the company is a party.

Notes to Consolidated Financial Statements

Yellow Corporation and Subsidiaries

Labor Negotiations

The National Master Freight Agreement covering Yellow Transportation collective-bargaining employees expires on March 31, 2003. Yellow Transportation began formal labor negotiations with the International Brotherhood of Teamsters in October 2002, with a goal to renegotiate the agreement prior to its expiration. Failure to reach an agreement prior to the expiration of the contract could have a significant impact on our financial condition and results of operations. The agreement covers approximately 80 percent of Yellow Transportation employees.

Business Segments

The company reports financial and descriptive information about its reportable operating segments on a basis consistent with that used internally for evaluating segment performance and allocating resources to segments. The segments are managed separately because each requires different operating and technology strategies. The company evaluates performance primarily on operating income and return on capital.

Yellow has two reportable segments, which are strategic business units that offer complementary transportation services to its customers. Yellow Transportation is a unionized carrier that provides comprehensive regional, national and international transportation services. Meridian IQ provides domestic and international freight forwarding, multi-modal brokerage and transportation management services.

The accounting policies of the segments are the same as those described in the Summary of Accounting Policies note. Management fees and other corporate services are charged to segments based on direct benefit received or allocated based on revenue. Corporate revenue in 2001 and 2000 represented certain non-asset-based services prior to the formation of Meridian IQ. Corporate operating losses represent operating expenses of the holding company, including salaries, wages and benefits, along with incentive compensation and professional services for all periods presented. In 2002, Corporate operating losses also included approximately $6.9 million of spin-off charges. Corporate identifiable assets primarily referred to cash and cash equivalents, in addition to pension intangible assets. In 2002, intersegment revenue related to transportation services provided by Yellow Transportation to Meridian IQ and charges to Yellow Transportation for use of various Meridian IQ service names.

Meridian IQ includes the former operations of Transportation.com as well as other non-asset-based services. The 2001 and 2000 segment data for Meridian IQ included the partial year results of operations of Transportation.com and other non-asset-based services for the periods they were part

Notes to Consolidated Financial Statements

Yellow Corporation and Subsidiaries

of the company’s consolidated financial results. Full year revenue for Meridian IQ was $31.1 million and $23.4 million in 2001 and 2000, respectively. Full year operating losses for Meridian IQ were $(16.8) million and $(13.7) million in 2001 and 2000, respectively.

Revenue from foreign sources totaled $24.8 million, $26.0 million, and $24.5 million, in 2002, 2001, and 2000 respectively, and is largely derived from Canada and Mexico.

The following table summarizes the company’s operations by business segment:

(in thousands)	Yellow Transportation	Meridian IQ	Corporate/ Eliminations		Consolidated
2002
External revenue	$2,544,573	$79,575	$—		$2,624,148
Intersegment revenue	2,479	2,196	(4,675)		—
Operating income (loss)	70,594	(2,697)	(21,033	)(2)	46,864
Identifiable assets	940,252	64,617	38,116		1,042,985
Capital expenditures, net	81,232	1,537	61		82,830
Depreciation and amortization	76,972	2,321	41		79,334

2001
External revenue	$2,485,972	$11,292	$7,806		$2,505,070
Intersegment revenue	6,360	—	(6,360)		—
Operating income (loss)	55,884	(5,738)	(11,951)		38,195
Identifiable assets	757,484	17,641	19,704		794,829	(1)
Capital expenditures, net	80,463	822	150		81,435
Depreciation and amortization	76,227	698	52		76,977

2000
External revenue	$2,763,426	$16,788	$18,917		$2,799,131
Intersegment revenue	14,346	—	(14,346)		—
Operating income (loss)	141,829	(4,507)	(10,575)		126,747
Identifiable assets	722,808	—	45,793		768,601	(1)
Capital expenditures, net	61,791	256	8,642		70,689
Depreciation and amortization	68,780	120	9,687		78,587

(1)	The December 31, 2001 and 2000, total assets per the Consolidated Balance Sheets includes $490,948 and $539,876, respectively, of assets related to discontinued operations not included above.
(2)	Includes $6.9 million of spin-off charges, as discussed on the previous page.

Notes to Consolidated Financial Statements

Yellow Corporation and Subsidiaries

Earnings Per Common Share

(in thousands except per share data)	2002	2001	2000
Income from continuing operations	$23,973	$10,589	$61,605
Income (loss) from discontinued operations	(117,875)	4,712	6,413

Net income (loss)	$(93,902)	$15,301	$68,018

Average common shares outstanding - basic	28,004	24,376	24,649
Effect of dilutive options and restricted stock	367	303	138

Average common shares outstanding - diluted	28,371	24,679	24,787
Basic earnings per share:
Income from continuing operations	$0.86	$0.44	$2.50
Income (loss) from discontinued operations	(4.21)	0.19	0.26

Net income (loss)	$(3.35)	$0.63	$2.76

Effect of dilutive options on earnings per share:
Income from continuing operations	$(0.02)	$(0.01)	$(0.01)
Income (loss) from discontinued operations	0.06	—	(0.01)

Net income (loss)	$0.04	$(0.01)	$(0.02)

Diluted earnings per share:
Income from continuing operations	$0.84	$0.43	$2.49
Income (loss) from discontinued operations	(4.15)	0.19	0.25

Net income (loss)	$(3.31)	$0.62	$2.74

The impacts of certain options were excluded from the calculation of diluted earnings per share because average exercise prices were greater than the average market price of common shares. Data regarding those options is summarized below:

(in thousands except per share data)	2002	2001	2000
Weighted average option shares outstanding	129	611	1,500
Weighted average exercise price	$29.67	$24.18	$20.79

Notes to Consolidated Financial Statements

Yellow Corporation and Subsidiaries

Condensed Consolidating Financial Statements

In August 2003, Yellow Corporation issued 5.0 percent Contingent Convertible Senior Notes (the notes) due 2023 pursuant to Rule 144A under the Securities Act of 1933, as amended. In connection with the notes, the following 100 percent owned subsidiaries of Yellow Corporation issued guarantees in favor of the holders of the notes: Yellow Transportation, Inc., Mission Supply Company, Yellow Redevelopment Corporation, Yellow Relocation Services, Yellow Technologies, Inc., Yellow Dot Com Subsidiary, Inc., MegaSys, Inc., Meridian IQ, LLC, Yellow GPS, LLC, and Globe.com Lines, Inc. Each of the guarantees is full and unconditional and joint and several.

The summarized consolidating financial statements are presented in lieu of separate financial statements and other related disclosures of the subsidiary guarantors and issuer because management does not believe that such separate financial statements and related disclosures would be material to investors. There are currently no significant restrictions on the ability of Yellow Corporation or any guarantor to obtain funds from its subsidiaries by dividend or loan.

The following represents summarized condensed consolidating financial information as of December 31, 2002 and 2001 with respect to the financial position, and for the three years ended December 31, 2002 for results of operations and for cash flows of Yellow Corporation and its subsidiaries. The Parent column presents the financial information of Yellow Corporation that is the primary obligor on the notes. The Guarantor Subsidiaries column presents the financial information of all guarantors excluding that of Yellow Corporation which is separately presented. The Non-guarantor Subsidiaries column presents the financial information of all non-guarantor subsidiaries, including those that are governed by foreign laws.

Condensed Consolidating Balance Sheets

December 31, 2002

(in thousands)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Elimination	Consolidated
Cash and cash equivalents	$21,898	$2,470	$4,346	$—	$28,714
Intercompany advances receivable	141,057	46,291	—	(187,348)	—
Accounts receivable, net	3,211	29,017	295,685	—	327,913
Prepaid expenses and other	3,518	65,148	60	—	68,726

Total current assets	169,684	142,926	300,091	(187,348)	425,353
Property and equipment	289	1,671,327	7,480	—	1,679,096
Less - accumulated depreciation	213	1,109,710	4,197	—	1,114,120

Net property and equipment	76	561,617	3,283	—	564,976
Investment in subsidiary	263,577	—	—	(263,577)	—
Goodwill and other assets	3,729	44,756	4,171	—	52,656

Total assets	$437,066	$749,299	$307,545	$(450,925)	$1,042,985

Intercompany advances payable	$—	$—	$187,348	$(187,348)	$—
Accounts payable	1,412	113,251	326	—	114,989
Wages, vacations, and employees’ benefits	2,389	157,230	379	—	159,998
Other current and accrued liabilities	(1,098)	101,287	922	—	101,111
ABS borrowings	—	—	50,000	—	50,000
Current maturities of long-term debt	19,250	5,011	—	—	24,261

Total current liabilities	21,953	376,779	238,975	(187,348)	450,359
Intercompany debt	(20,658)	20,658	—	—	—
Long-term debt, less current portion	36,000	14,024	—	—	50,024
Deferred income taxes, net	(17,319)	43,381	(405)	—	25,657
Claims and other liabilities	15,782	141,495	(290)	—	156,987
Commitments and contingencies
Shareholders’ equity	401,308	152,962	69,265	(263,577)	359,958

Total liabilities and shareholders’ equity	$437,066	$749,299	$307,545	$(450,925)	$1,042,985

Condensed Consolidating Balance Sheets

December 31, 2001

(in thousands)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Elimination	Consolidated
Cash and cash equivalents	$11,154	$1,944	$6,116	$—	$19,214
Intercompany advances receivable	88,768	32,348	—	(121,116)	—
Accounts receivable, net	716	15,695	108,469	—	124,880
Prepaid expenses and other	(1,011)	61,494	15,375	—	75,858
Current assets of discontinued operations	—	—	92,458	—	92,458

Total current assets	99,627	111,481	222,418	(121,116)	312,410
Property and equipment	240	1,647,947	8,111	—	1,656,298
Less - accumulated depreciation	182	1,091,899	4,685	—	1,096,766

Net property and equipment	58	556,048	3,426	—	559,532
Investment in subsidiary	474,283	—	—	(474,283)	—
Goodwill and other assets	4,044	11,169	132	—	15,345
Noncurrent assets of discontinued operations	—	—	398,490	—	398,490

Total assets	$578,012	$678,698	$624,466	$(595,399)	$1,285,777

Intercompany advances payable	$—	$44,704	$76,412	$(121,116)	$—
Accounts payable	546	96,691	291	—	97,528
Wages, vacations, and employees’ benefits	783	103,004	203	—	103,990
Other current and accrued liabilities	4,231	87,634	4,875	—	96,740
Current maturities of long-term debt	—	41	6,240	—	6,281
Current liabilities of discontinued operations	—	—	64,669	—	64,669

Total current liabilities	5,560	332,074	152,690	(121,116)	369,208
Intercompany debt	(89,109)	(1,048)	90,157	—	—
Long-term debt, less current portion	162,250	18,900	32,595	—	213,745
Deferred income taxes, net	(15,402)	49,847	(577)	—	33,868
Claims and other liabilities	12,532	102,167	(4,373)	—	110,326
Noncurrent liabilities of discontinued operations	—	—	67,641	—	67,641
Commitments and contingencies
Shareholders’ equity	502,181	176,758	286,333	(474,283)	490,989

Total liabilities and shareholders’ equity	$578,012	$678,698	$624,466	$(595,399)	$1,285,777

Condensed Consolidating Statements of Operations

For the year ended December 31, 2002

(in thousands)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Elimination	Consolidated
Operating revenue	$43,938	$2,599,394	$24,754	$(43,938)	$2,624,148

Operating expenses:
Salaries, wages and employees’ benefits	12,056	1,697,567	7,759	—	1,717,382
Operating expenses and supplies	14,774	355,476	31,360	(16,088)	385,522
Operating taxes and licenses	206	74,999	532	—	75,737
Claims and insurance	1,233	55,944	20	—	57,197
Depreciation and amortization	41	79,028	265	—	79,334
Purchased transportation	—	244,087	9,590	—	253,677
(Gains) losses on property disposals, net	—	559	(134)	—	425
Spin-off and reorganization charges	6,613	1,397	—	—	8,010

Total operating expenses	34,923	2,509,057	49,392	(16,088)	2,577,284

Operating income (loss)	9,015	90,337	(24,638)	(27,850)	46,864

Nonoperating (income) expenses:
Interest expense	8,087	3,932	3,394	(8,202)	7,211
ABS facility charges	—	—	2,576	—	2,576
Other, net	(24,296)	74,855	(50,669)	(399)	(509)

Nonoperating (income) expenses, net	(16,209)	78,787	(44,699)	(8,601)	9,278

Income (loss) from continuing operations before income taxes	25,224	11,550	20,061	(19,249)	37,586
Income tax provision	1,249	5,143	7,221	—	13,613

Income (loss) from continuing operations	23,975	6,407	12,840	(19,249)	23,973
Loss from discontinued operations, net	—	—	(117,875)	—	(117,875)

Net income (loss)	$23,975	$6,407	$(105,035)	$(19,249)	$(93,902)

Condensed Consolidating Statements of Operations

For the year ended December 31, 2001

(in thousands)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Elimination	Consolidated
Operating revenue	$54,264	$2,480,119	$25,987	$(55,300)	$2,505,070

Operating expenses:
Salaries, wages and employees’ benefits	8,390	1,622,638	7,634	—	1,638,662
Operating expenses and supplies	13,848	378,599	23,516	(17,909)	398,054
Operating taxes and licenses	174	74,920	543	—	75,637
Claims and insurance	1,983	56,372	(1,356)	—	56,999
Depreciation and amortization	38	76,668	271	—	76,977
Purchased transportation	—	205,424	9,707	—	215,131
(Gains) losses on property disposals, net	(1)	(202)	17	—	(186)
Spin-off and reorganization charges	633	5,089	(121)	—	5,601

Total operating expenses	25,065	2,419,508	40,211	(17,909)	2,466,875

Operating income (loss)	29,199	60,611	(14,224)	(37,391)	38,195

Nonoperating (income) expenses:
Interest expense	18,513	2,356	5,017	(17,449)	8,437
ABS facility charges	—	—	7,996	—	7,996
Other, net	(14,294)	90,096	(49,645)	(21,754)	4,403

Nonoperating (income) expenses, net	4,219	92,452	(36,632)	(39,203)	20,836

Income (loss) from continuing operations before income taxes	24,980	(31,841)	22,408	1,812	17,359
Income tax provision (benefit)	9,679	(10,399)	7,490	—	6,770

Income (loss) from continuing operations	15,301	(21,442)	14,918	1,812	10,589
Income from discontinued operations, net	—	—	4,712	—	4,712

Net income (loss)	$15,301	$(21,442)	$19,630	$1,812	$15,301

Condensed Consolidating Statements of Operations

For the year ended December 31, 2000

(in thousands)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Elimination	Consolidated
Operating revenue	$44,117	$2,781,499	$24,521	$(51,006)	$2,799,131

Operating expenses:
Salaries, wages and employees’ benefits	6,653	1,752,506	8,767	—	1,767,926
Operating expenses and supplies	16,494	428,992	8,904	(23,054)	431,336
Operating taxes and licenses	190	80,510	559	—	81,259
Claims and insurance	1,232	61,067	(764)	—	61,535
Depreciation and amortization	54	78,226	307	—	78,587
Purchased transportation	—	257,127	8,986	—	266,113
(Gains) losses on property disposals, net	2,234	(13,518)	(3,088)	—	(14,372)
Spin-off and reorganization charges	—	—	—	—	—

Total operating expenses	26,857	2,644,910	23,671	(23,054)	2,672,384

Operating income (loss)	17,260	136,589	850	(27,952)	126,747

Nonoperating (income) expenses:
Interest expense	16,546	2,401	16,909	(25,725)	10,131
ABS facility charges	—	—	10,052	—	10,052
Other, net	(77,074)	39,013	(27,059)	66,557	1,437

Nonoperating (income) expenses, net	(60,528)	41,414	(98)	40,832	21,620

Income (loss) from continuing operations before income taxes	77,788	95,175	948	(68,784)	105,127
Income tax provision (benefit)	5,431	39,747	(1,656)	—	43,522

Income (loss) from continuing operations	72,357	55,428	2,604	(68,784)	61,605
Income (loss) from discontinued operations, net	(1,284)	—	7,697	—	6,413

Net income (loss)	$71,073	$55,428	$10,301	$(68,784)	$68,018

Condensed Consolidating Statements of Cash Flows

For the year ended December 31, 2002

(in thousands)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Elimination	Consolidated
Operating Activities:
Net cash from (used in) operating activities	$19,435	$142,608	$(95,311)	$(23,674)	$43,058

Investing activities:
Acquisition of property and equipment	(59)	(86,120)	(158)	—	(86,337)
Proceeds from disposal of property and equipment	—	3,306	201	—	3,507
Acquisition of companies	(17,105)	(937)	—	—	(18,042)
Net capital expenditures of discontinued operations	—	—	(24,372)	—	(24,372)

Net cash used in investing activities	(17,164)	(83,751)	(24,329)	—	(125,244)

Financing activities:
Unsecured bank credit lines, net	(85,000)	—	—	—	(85,000)
Repayment of long-term debt	(22,000)	(75)	(22,525)	—	(44,600)
Dividend from subsidiary upon spin-off	—	—	113,790	—	113,790
Proceeds from exercise of stock options	13,704	—	—	—	13,704
Proceeds from issuance of common stock	93,792	—	—	—	93,792
Intercompany advances/repayments	7,977	(58,256)	26,605	23,674	—

Net cash provided by (used in) financing activities	8,473	(58,331)	117,870	23,674	91,686

Net increase (decrease) in cash and cash equivalents	10,744	526	(1,770)	—	9,500
Cash and cash equivalents, beginning of year	11,154	1,944	6,116	—	19,214

Cash and cash equivalents, end of year	$21,898	$2,470	$4,346	$—	$28,714

Condensed Consolidating Statements of Cash Flows

For the year ended December 31, 2001

(in thousands)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Elimination	Consolidated
Operating Activities:
Net cash from (used in) operating activities	$13,282	$(4,042)	$72,818	$6,237	$88,295

Investing activities:
Acquisition of property and equipment	(33)	(87,814)	(175)	—	(88,022)
Proceeds from disposal of property and equipment	—	6,587	—	—	6,587
Acquisition of company	—	(14,300)	—	—	(14,300)
Other	—	(5,830)	—	—	(5,830)
Net capital expenditures of discontinued operations	—	—	(19,619)	—	(19,619)

Net cash used in investing activities	(33)	(101,357)	(19,794)	—	(121,184)

Financing activities:
Unsecured bank credit lines, net	25,000	—	—	—	25,000
Repayment of long-term debt	(1,000)	(7,694)	(1,718)	—	(10,412)
Proceeds from exercise of stock options	16,638	—	—	—	16,638
Intercompany advances/repayments	(48,811)	105,994	(50,946)	(6,237)	—

Net cash provided by (used in) financing activities	(8,173)	98,300	(52,664)	(6,237)	31,226

Net increase (decrease) in cash and cash equivalents	5,076	(7,099)	360	—	(1,663)
Cash and cash equivalents, beginning of year	6,078	9,043	5,756	—	20,877

Cash and cash equivalents, end of year	$11,154	$1,944	$6,116	$—	$19,214

Condensed Consolidating Statements of Cash Flows

For the year ended December 31, 2000

(in thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Elimination	Consolidated
Operating Activities:
Net cash from (used in) operating activities	$58,756	$115,749	$120,028	$(68,784)	$225,749

Investing activities:
Acquisition of property and equipment	(25)	(100,174)	(378)	—	(100,577)
Proceeds from disposal of property and equipment	—	26,578	3,310	—	29,888
Other	—	(5,114)	—	—	(5,114)
Net capital expenditures of discontinued operations	—	—	(59,034)	—	(59,034)

Net cash used in investing activities	(25)	(78,710)	(56,102)	—	(134,837)

Financing activities:
Unsecured bank credit lines, net	(40,000)	—	—	—	(40,000)
Repayment of long-term debt	(28,750)	(728)	(1,567)	—	(31,045)
Proceeds from exercise of stock options	6,984	—	—	—	6,984
Treasury stock purchases	(24,997)	—	—	—	(24,997)
Intercompany advances/repayments	27,049	(32,972)	(62,861)	68,784	—

Net cash provided by (used in) financing activities	(59,714)	(33,700)	(64,428)	68,784	(89,058)

Net increase (decrease) in cash and cash equivalents	(983)	3,339	(502)	—	1,854
Cash and cash equivalents, beginning of year	7,061	5,704	6,258	—	19,023

Cash and cash equivalents, end of year	$6,078	$9,043	$5,756	$—	$20,877

Independent Auditors’ Report

To the Shareholders of Yellow Corporation:

We have audited the accompanying consolidated balance sheets of Yellow Corporation (a Delaware corporation) and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, cash flows, shareholders’ equity, and comprehensive income for each of the years in the three year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Yellow Corporation and Subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in the Goodwill and Intangibles note to the financial statements, effective January 1, 2002, the Company ceased amortization of goodwill and changed its method of determining impairment of goodwill as required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

KPMG LLP

Kansas City, Missouri

January 23, 2003,

except for the Condensed

Consolidating Financial

Statements note as to which the

date is October 7, 2003